Exhibit (e)(9)

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 12, 2019:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Financial Investors Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		FINANCIAL INVESTORS TRUST

By:	/s/ Steven B. Price	By:	/s/ Bradley J. Swenson

Name:	Steven B. Price	Name:	Bradley J. Swenson

Title:	SVP and Director of Distribution Services	Title:	President

Schedule A to this Amendment

Amendments

Effective as of September 12, 2019, the Existing Agreement is amended as follows:

1.	Appendix A to the Existing Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:

APPENDIX A

LIST OF FUNDS

The Disciplined Growth Investors Fund

Emerald Banking and Finance Fund

Emerald Growth Fund

Emerald Insights Fund

Emerald Small Cap Value Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Contrarian Fund

Highland Resolute Fund

Rondure New World Fund

Rondure Overseas Fund

Seafarer Overseas Growth and Income Fund

Seafarer Overseas Value Fund

Vulcan Value Partners Fund

Vulcan Value Partners Small Cap Fund

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.